Exhibit 99.1
T-3 Energy Services, Inc. Announces Application for Its Model 6000
Shearing Sealing Ram Has Been Allowed For Issuance As A Patent

HOUSTON, TEXAS, (PRIMEZONE WIRE) — March 13, 2007 — T-3 Energy Services, Inc. (“T-3 Energy” or “T-3”) (NASDAQ:TTES — News) announced today that its patent application for T-3’s Model 6000 Shearing Sealing Ram (“Model 6000”) has been allowed for issuance as a patent by The United States Patent and Trademark Office.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer, commented “We are very pleased with the design and manufacture of our T-3 Model 6000 and its energized sealing capabilities, much the same as pipe rams. The T-3 Model 6000 can be used as a blind ram during normal drilling operations and conforms to NACE MR-01-75 requirements for integral blade shearing sealing rams. Our product is a single-piece body which has a fold-over shoulder which bends the lower section of sheared pipe, allowing clearance for the ram to close and seal and can shear pipe numerous times without affecting operation and sealing. Our goal is to supply products to our customers that enhance operational efficiency while improving safety. The T-3 Model 6000 is another example of our commitment to T-3’s overall strategy for the induction of value-enhanced engineered products.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. Its customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. For further information, see http://www.t3energy.com
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	T-3 Energy Services, Inc. Michael T. Mino, Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com